                            SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[X]Preliminary Proxy Statement

[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))

[_]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                  Tularik Inc.
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1. Title of each class of securities to which transaction applies:

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2. Aggregate number of securities to which transaction applies:

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3. Per unit price or other underlying value of transaction computed pursuant to
   Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4. Proposed maximum aggregate value of transaction:

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5. Total fee paid:

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[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6. Amount Previously Paid:

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7. Form, Schedule or Registration Statement No.:

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8. Filing Party:

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9. Date Filed:

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

                                 TULARIK INC.
                               Two Corporate Drive
                          South San Francisco, CA 94010

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on April 26, 2000

Notice Is Hereby Given that the Annual Meeting of Stockholders of Tularik Inc., a Delaware corporation (the "Company"), will be held on Wednesday, April 26, 2000 at 8:00 a.m. (San Francisco time) in the auditorium of its offices at Two Corporate Drive, South San Francisco, CA for the following purposes:

   (1) To elect directors to serve for the ensuing year and until their successors are elected.

    (2) To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

   (3) To approve an amendment to the Company's Restated Certificate of Incorporation pursuant to which the number of shares of capital stock authorized for issuance would be increased from 70,000,000 shares to 150,000,000 shares.

   (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on March 9, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. A list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours in the Office of the Secretary of the Company during the ten days prior to the meeting.

                                    By Order of the Board of Directors,

                                    William J. Rieflin,
                                    Secretary

March 20, 2000
South San Francisco, California

All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                                  TULARIK INC.
                              Two Corporate Drive
                         South San Francisco, CA 94010

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                 March 20, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Tularik Inc., a Delaware corporation ("Tularik" or the "Company"), for use at the Annual Meeting of Stockholders to be held on April 26, 2000, at 8:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held in the auditorium of the Company's offices at Two Corporate Drive, South San Francisco, CA. The Company intends to mail this proxy statement and accompanying proxy card on or about March 20, 2000 to all Stockholders entitled to vote at the Annual Meeting.

Solicitation

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to Stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

   Only holders of record of Common Stock at the close of business on March 9, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 9, 2000 the Company had outstanding and entitled to vote [Number Of Shares] shares of Common Stock.

   Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the Stockholders and will have the same effect as negative votes. Except for Proposal 2, broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 2, abstentions and broker non-votes will have the same effect as negative votes.

Voting Via the Internet or by Telephone

For Shares Registered in the Name of a Broker or Bank

   A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote those share telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services' voting Web site (www.proxyvote.com).

General Information for All Shares Voted Via the Internet or By Telephone

   Votes submitted via the Internet or by telephone must be received by 12:00 midnight, [Daylight Time] on [Date]. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

   The telephone and Internet voting procedures are designed to authenticate Stockholders' identities, to allow Stockholders to give their voting instructions and to confirm that Stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the Stockholder.

Revocability of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, Two Corporate Drive, South San Francisco, CA, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

   The deadline for submitting a Stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is November 13, 2000. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of Stockholder proposals and director nominations.

                                   Proposal 1

                             Election Of Directors

   There are seven nominees for the seven Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of Stockholders and until his successor is elected and has been qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company and was elected by the Stockholders.

   Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

                       The Board Of Directors Recommends
                     A Vote In Favor Of Each Named Nominee.

Nominees

   The names of the nominees for director and certain information about them are set forth below:

                               Principal Occupation/
Name                       Age Position Held With the Company
David V. Goeddel, Ph.D.     48 Chief Executive Officer of the Company
A. Grant Heidrich, III      47 General Partner, Mayfield Fund/Chairman of the Board of the Company
Mark J. Levin               49 Chairman and Chief Executive Officer of Millennium Pharmaceuticals, Inc.
Edward R. McCracken         56 Chairman of The PRASAD Project
Steven L. McKnight, Ph.D.   50 Professor, University of Texas Southwestern Medical Center
Paul A. Marks, M.D.         73 President-Emeritus, Member, Memorial Sloan-Kettering Cancer Center
Peter J. Sjostrand, M.D.    53 Partner, BZ Group

   David V. Goeddel, Ph.D. co-founded Tularik in November 1991 and has served as a member of the Board since inception and as our Chief Executive Officer since April 1996. From April 1996 to December 1997, Dr. Goeddel served as President of the Company and from inception to March 1996, Dr. Goeddel served as Vice President, Research of the Company. Dr. Goeddel was the first scientist hired by Genentech, Inc. and from 1978 to 1993 served in various positions, including Genentech Fellow, Staff Scientist and Director of Molecular Biology. Dr. Goeddel's pioneering work in the field of gene cloning and expression of human proteins has been the basis for five significant marketed therapeutics developed by Genentech, including human insulin, human growth hormone, interferon-alpha, interferon-gamma and tissue plasminogen activator. Based on his contributions in gene cloning and expression of human proteins, Dr. Goeddel was elected to the National Academy of Sciences and the American Academy of Arts and Sciences. Since 1998, Dr. Goeddel has served on the board of directors of Pharma Vision 2000 AG, an investor in Tularik. Dr. Goeddel holds a Ph.D. in Biochemistry from the University of Colorado and subsequently performed postdoctoral research at Stanford Research Institute.

   A. Grant Heidrich, III has served as a member of the Board since November 1991 and as Chairman since February 2000. Mr. Heidrich joined Mayfield Fund in 1982 and is currently a general partner of Mayfield Fund. Mr. Heidrich is a member of the board of directors of Millennium Pharmaceuticals, Inc. Mr. Heidrich holds an M.B.A. from Columbia University Graduate School of Business.

   Mark J. Levin has served as a member of the Board since November 1991. From November 1991 to March 1992, Mr. Levin served as Chief Executive Officer of the Company. Since November 1994, he has served as the Chief Executive Officer of Millennium Pharmaceuticals, Inc. and has served as a member of its board of directors since its inception in 1993 and as its Chairman of the Board since March 1996. Previously, Mr. Levin was a partner at Mayfield. Mr. Levin serves on the board of directors of CytoTherapeutics Inc. He received an M.S. in Biomedical Engineering from Washington University, St. Louis.


   Paul A. Marks, M.D. has served as a member of the Board since December 1993. He is currently President Emeritus and Member, Memorial Sloan- Kettering Cancer Center. From July 1980 to December 1999, Dr. Marks was the President and Chief Executive Officer of Memorial Sloan-Kettering Cancer Center, a member of the Sloan-Kettering Institute for Cancer Research, and Attending Physician of Memorial Hospital for Cancer and Allied Diseases. Previously, Dr. Marks was Vice President for Health Sciences and Director of the Cancer Center at Columbia University Medical Center. Dr. Marks is a member of the National Academy of Sciences and the Institute of Medicine, and is a Fellow of the American Academy of Arts and Sciences. Dr. Marks serves as a director of several Dreyfus Funds and is Director-Emeritus of Pfizer Inc. He received his M.D. from the College of Physicians and Surgeons, Columbia University in 1949.

   Edward R. McCracken has served as a member of the Board since August 1993. From 1984 to 1998, Mr. McCracken served as Chief Executive Officer of Silicon Graphics, Inc. Prior to joining Silicon Graphics Mr. McCracken spent 16 years with Hewlett-Packard Company, where he worked in a variety of senior management positions. Mr. McCracken serves as chairman of The PRASAD Project, a charitable foundation, and serves on the board of National Semiconductor Corporation and Minnesota Mining and Manufacturing Company. Mr. McCracken holds an M.B.A. from Stanford University.

   Steven L. McKnight, Ph.D. co-founded Tularik in November 1991 and has served as a member of the Board since inception. From September 1992 to September 1995, Dr. McKnight served as Director, Biology of the Company. Dr. McKnight has been a part-time employee of, or a consultant to, the Company since January 1996. He now serves as Professor and Chairman of the Department of Biochemistry at the University of Texas Southwestern Medical Center since 1995. Previously, Dr. McKnight was an investigator at the Howard Hughes Medical Institute at the Carnegie Institution of Washington. Dr. McKnight is recognized as one of the world leaders in gene regulation based in part on his discovery of leucine zipper proteins. Dr. McKnight is a member of the National Academy of Sciences and the American Association of Arts and Sciences.

   Peter J. Sjostrand, M.D. has served as a member of the Board since October 1996. Dr. Sjostrand is a partner of the BZ Group of Switzerland and is a member of the Board of Pharma Vision 2000 AG. Before joining the BZ Group, Dr. Sjostrand held various senior level positions with Astra AB from 1975 to 1993, including Executive Vice President, Chief Financial Officer and Regional Director, Americas. Dr. Sjostrand received his M.D. from Karolinska Institute in Stockholm, Sweden. Dr. Sjostrand also serves on the board of AGA AB.

Board Committees and Meetings

   During the fiscal year ended December 31, 1999 the Board held eight meetings. During 1999, all but one director attended at least 75% of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively. Mr. Levin attended all but one of the regular meetings of the Board held during 1999; however, he was unable to attend two special meetings of the Board. The Board has an Audit Committee and a Compensation Committee. In 1999, the Compensation Committee met eight times and the Audit Committee met once.

   The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the 1991 Stock Plan (the "1991 Plan") and the 1997 Equity Incentive Plan (the "1997 Plan"; collectively with the 1991 Plan, the "Plans") and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Heidrich and McCracken and Dr. Marks.

The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors: Messrs. Heidrich and Levin and Dr. Sjostrand.

There are no family relationships among any directors or executive officers of the Company.


                                   Proposal 2

                  Proposed Increase In Authorized Common Stock

   The Board recommends the approval of an amendment to the Company's Restated Certificate of Incorporation (the "Certificate") pursuant to which the number of shares of capital stock authorized for issuance would be increased from 70,000,000 shares to 150,000,000 shares. As of December 31, 1999, there were issued and outstanding 44,835,844 shares of Common Stock. In addition, as of December 31, 1999, 4,282,640 shares were reserved for issuance pursuant to the exercise of outstanding stock options, 890,119 shares were reserved for issuance upon the exercise of warrants and 500,000 shares were reserved for issuance under our employee stock purchase plan. An additional 2,242,210 shares are available for issuance under our stock option plans December 31, 1999. In addition, 4,500,000 shares are currently being offered (and an additional 675,000 may be offered pursuant to an over-allotment option expected to be granted to the underwriters) in a public offering. As a result, based on our capitalization as of December 31, 1999 but giving effect to our pending public offering, the number of shares available for issuance and not outstanding or reserved for any purpose was 7,749,187 shares (7,074,187 shares if the over-allotment option is exercised in full).

   The Board of Directors has adopted resolutions setting forth the proposed amendment to Section IV (A) of the Company's Certificate (the "Amendment"), the advisability of the Amendment and a call for submission of the Amendment for approval by the Stockholders at the Annual Meeting. If approved by the Stockholders, Section IV(A) of the Certificate would be amended to read as follows:

  "This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred fifty million (150,000,000) shares. One hundred forty-five million (145,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

   The Board of Directors believes that it is advisable to have the additional authorized shares of Common Stock available to provide greater flexibility for the Company's financial structure. The additional shares of Common Stock would be available for issuance from time to time for any proper corporate purpose. Such purposes might include, without limitation, issuance of Common Stock in public or private sales for cash to be used as working capital, as part or all of the consideration to be paid by the Company for acquisitions of other business properties and in connection with stock dividends or stock splits. Having the additional shares available will enable the Company to act when an opportunity arises without the expense and delay involved with a special meeting of stockholders. While the Board believes the adoption of this amendment would significantly improve the Company's future financial flexibility, the Company does not currently have any agreements to issue any shares of Common Stock except for the shares reserved for issuance as listed above.

   Although this not the intention of this proposal, the Board recognizes that this proposal to increase the number of authorized shares might be considered as having the effect of discouraging attempts to take over control of the Company, as the issuance of the shares could be used to dilute stock ownership of, or increase the cost to, any person seeking to obtain control. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of the Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

   Under the Certificate, the Company's stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, the issuance of additional shares might have the effect of diluting the earnings per share and book value per share of existing shares of Common Stock. Consequently, the Board does not intend to issue Common Stock except when it is deemed to be in the best interest of the Company and its stockholders. The Company does not anticipate that it will seek approval from stockholders for issuance of authorized shares unless required by applicable laws or stock exchange regulations.

   The Board of Directors has adopted and approved the Amendment, subject to the requisite approval by the Stockholders. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to adopt the Amendment. The Board of Directors of the Company has considered the Amendment and recommends that the Stockholders adopt the Amendment as set forth in this Proxy Statement.

                       The Board Of Directors Recommends
                         A Vote In Favor Of Proposal 2.

                                   Proposal 3

               Ratification Of Selection Of Independent Auditors

   The Board has selected Ernst & Young as the Company's independent auditors for the fiscal year ending December 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the Stockholders at the Annual Meeting. Ernst & Young has audited the Company's financial statements since its inception in 1991. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of Ernst & Young as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the Stockholders for ratification as a matter of good corporate practice. If the Stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its Stockholders.

                       The Board Of Directors Recommends
                         A Vote In Favor of Proposal 3.

                             Security Ownership Of
                    Certain Beneficial Owners And Management

   The following table sets forth certain information regarding the ownership of the Company's Common Stock as of December 31, 1999 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                          Beneficial Ownership (1)
                                           Shares        Shares
                                        Subject to a Issuable Under
                                          Right of       Options
                                         Repurchase    Exercisable
                                           as of     within 60 Days
                             Number of  December 31, of December 31, Percent of
     Beneficial Owner          Shares       1999(2)       1999         Total
Pharma Vision 2000 AG        10,158,238       --              --        22.7%
 Spielhof 3
 8750 Glaris Switzerland
Entities Affiliated with
 Mayfield Fund                3,966,474       --           49,000        8.9%
 2800 Sand Hill Road, Suite
  250
 Menlo Park, CA 94025(3)
David V. Goeddel, Ph.D. (4)  11,917,071   275,001          66,666       27.3%
Andrew J. Perlman, M.D.,
 Ph.D. (5)                      346,542    15,625         133,333        1.1%
Pieter B.M.W.M. Timmermans,
 Ph.D.                           85,570    31,597         133,333          *
Terry J. Rosen, Ph.D. (6)       191,752    34,084         134,666          *
William J. Rieflin (7)          124,252    56,251          99,999          *
A. Grant Heidrich, III (8)    3,966,474       --           49,000        8.9%
Mark J. Levin (9)               479,818       --           99,000        1.3%
Edward R. McCracken                 --        --           89,000          *
Steven L. McKnight, Ph.D.
 (10)                           583,313     4,687         399,000        2.2%
Paul A. Marks, M.D. (11)         65,875     7,125          16,000          *
Peter J. Sjostrand, M.D.
 (12)                        10,158,238       --           49,000       22.7%
All executive officers and
 directors as a              17,343,433   425,621       1,435,662       41.5%
 group (12 persons) (13)

--------
*  Less than one percent.
(1) This table is based upon information supplied by officers, directors and principal Stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the Stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 44,835,844 shares outstanding on December 31, 1999, adjusted as required by rules promulgated by the SEC.
(2) The unvested portion of the shares of Common Stock is subject to a right of repurchase by the Company, at the original option exercise price, in the event the holder ceases to provide service to the Company and its affiliates. The option exercise prices range from $0.025 to $3.00. See "Executive Compensation" for more detail on the Company's right to repurchase.
(3) Includes 158,659 shares held by Mayfield Associates, 479,818 shares held by Mayfield Medical Partners and 3,327,997 shares held by Mayfield VI. Mayfield VI Management Partners is the general partner of Mayfield VI and Mayfield VI is a general partner of Mayfield Medical Partners. Mr. Heidrich is a general partner of Mayfield Associates and of Mayfield VI Management Partners. Mr. Levin is a general partner of Mayfield Medical Partners.
(4) Includes 10,158,238 shares held by Pharma Vision. Dr. Goeddel is a director of Pharma Vision 2000 AG and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares. Does not include 240,000 shares held in trust for Dr. Goeddel's children, for which Dr. Goeddel is not the trustee and disclaims beneficial ownership. Includes 500 shares issued pursuant to the Company's 401(m) plan.
(5) Includes 195,000 shares held in a revocable trust of which Dr. Perlman and his wife, Dr. Phyllis Gardner, are sole trustees. Drs. Perlman and Gardner, each acting alone, have the power to vote and dispose of such shares. Does not include 30,000 shares held in trust for Dr. Perlman's minor children, for which Dr. Perlman is not the trustee and disclaims beneficial ownership. Includes 500 shares issued pursuant to the Company's 401(m) plan.
(6) Includes 70,336 shares held in a revocable trust of which Dr. Rosen and his wife are sole trustees. Dr. and Mrs. Rosen, each acting alone, have the power to vote and dispose of such shares. Does not include 39,998 shares held in trust for Dr. Rosen's minor children, for which Dr. Rosen is not the trustee and disclaims beneficial ownership. Includes 500 shares issued pursuant to the Company's 401(m) plan.
(7) Does not include 19,998 shares held in trust for Mr. Rieflin's minor children, for which Mr. Rieflin is not the trustee and disclaims beneficial ownership. Includes 500 shares issued pursuant to the Company's 401(m) plan.
(8) Includes 158,659 shares held by Mayfield Associates, 479,818 shares held by Mayfield Medical Partners and 3,327,997 shares held by Mayfield VI. Mr. Heidrich is a general partner of Mayfield Associates and of Mayfield VI Management Partners. Mayfield VI Management Partners is the general partner of Mayfield VI and Mayfield VI is a general partner of Mayfield Medical Partners. Mr. Heidrich disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.
(9) Includes 479,818 shares held by Mayfield Medical Partners. Mr. Levin is a general partner of Mayfield Medical Partners and disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.
(10) Does not include 200,000 shares held in trust for Dr. McKnight's children, for which Dr. McKnight is not the trustee and disclaims beneficial ownership. Includes 206,000 shares held in trust for the Steven L. McKnight Exempt Family Trust. Dr. and Mrs. McKnight, each acting alone, have the power to vote and dispose of such shares. Dr. McKnight disclaims beneficial ownership of these shares.
(11) Includes 65,354 shares held in trust for the Paul A. Marks 1999 Grantor Annuity Trust. Dr. and Mrs. Marks, each acting alone, have the power to vote and dispose of such shares family. Dr. Marks disclaims beneficial ownership of these shares.
(12) Includes 10,158,238 shares held by Pharma Vision 2000 AG. Dr. Sjostrand is a director of Pharma Vision and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.
(13) Includes shares described in the notes above, as applicable.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent Stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that an initial report of ownership was filed one day late by Mr. Heidrich, Entities affiliated with Mayfield Fund and the other general partners of such entities and an initial report of ownership was filed four days late by Mr. McCracken.

                             Executive Compensation

Compensation of Directors

   The Company does not provide cash compensation to members of its Board for serving on its Board or for attendance at committee meetings. The members of the Board are eligible for reimbursement for some expenses incurred in connection with attendance at Board meetings in accordance with Company policy. Each non-employee director of the Company receives stock option grants under the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code, as amended (the "Code") are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

   Option grants under the Directors' Plan are non-discretionary. On the date of the annual meeting of Stockholders each year, each member of the Board who is not an employee of the Company and who was a director on December 31 of the prior year or, where specified by the non-employee director, an affiliate of such director, is automatically granted under the Directors' Plan, without further action by the Company, the Board or the Stockholders of the Company, an option to purchase 8,000 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is equal to the fair market value of the Common Stock subject to the option at the close of the market on the date of the option grant. These options vest on an annual basis. Options granted under the Directors' Plan may not be exercised after the expiration of ten years from the date it was granted. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, each option either will continue in effect, if the Company is the surviving entity, or will be assumed or an equivalent option will be substituted by the successor corporation, if the Company is not the surviving entity.

   During the last fiscal year, the Company granted options covering 8,000 shares to each non-employee director of the Company (in one case to an affiliate of a non-employee director), at an exercise price per share of $3.00, the fair market value of such Common Stock on the date of the 1999 annual meeting of Stockholders. As of December 31, 1999, 16,000 options had been exercised under the Directors' Plan.

   In consideration for consulting services, the Company granted Dr. McKnight additional options to purchase 25,000 shares of Common Stock in June 1999 at an exercise price of $3.00 per share. The $3.00 per share exercise price for these options was equal to the fair market value of the Common Stock on the date of grant as determined by the compensation committee. These options vest in a series of equal monthly installments beginning on the grant date of the option and extending through the next four years of service. In consideration for consulting services, in addition to the options described above, the Company pays Dr. McKnight $85,000 per year. Dr. McKnight spends approximately 20% of his time providing consulting services to the Company. Between January 1995 and February 1998, the Company forgave $165,968 of the principal and $24,780 of the interest due on a loan of $240,000 the Company provided to Dr. McKnight in June 1992 to cover housing differential costs in connection with his move to California from another state. In addition, the Company has paid $153,082 to Dr. McKnight to offset taxable income to him arising as a consequence of the loan forgiveness. No amounts are due by Dr. McKnight on this loan.

Compensation of Executive Officers

Summary of Compensation

   The following table shows for the fiscal years ended December 31, 1999 and 1998, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 31, 1999, the end of the fiscal year, and a former executive officer who departed from the Company during fiscal year 1999 (the "Named Executive Officers"):

                           Summary Compensation Table

                                                                  Long-Term
                                      Annual Compensation    Compensation Awards
                                    ------------------------ -------------------
                                                      Other               All
                                                     Annual  Securities  Other
                                                     Compen- Underlying Compens-
                                     Salary   Bonus  sation   Options    ation
 Name and Principal Position   Year   ($)    ($)(1)  ($)(2)     (#)      ($)(3)

  Dr. David V. Goeddel         1999 $349,135                  150,000    $1,535
  Chief Executive Officer      1998 $324,077                  150,000     1,629
--------------------------------------------------------------------------------
  Dr. Andrew J. Perlman        1999 $249,481                   50,000    $2,777
  Executive Vice President     1998 $234,231                   50,000     3,738
--------------------------------------------------------------------------------
  Dr. Pieter B.M.W.M.
  Timmermans                   1998 $229,538                   50,000    $1,874
  Vice President,              1999 $244,481                   50,000     1,626
  Pharmacology and
  Preclinical Development
--------------------------------------------------------------------------------
  Dr. Terry Rosen              1999 $239,135 $20,000           75,000    $1,936
  Vice President,              1998 $214,077 $20,000           50,000       950
  Research Operations
--------------------------------------------------------------------------------
  William J. Rieflin           1999 $234,308 $23,533           50,000    $  970
  Vice President,              1998 $214,538 $23,533           50,000       950
  General Counsel & Secretary
--------------------------------------------------------------------------------
  John P. McLaughlin           1999 $229,904         $74,823  100,000    $1,299
  Former President (3)         1998 $275,000                  500,000     1,413

--------
(1) Amounts reflect forgiveness of loans given in connection with relocations to the San Francisco Bay area.. See "Related Party Transactions."
(2) As permitted by rules promulgated by the SEC, no amounts are shown with respect to certain "perquisites" where such amounts do not exceed the lesser of 10% of the sum of the amount in the salary and bonus columns or $50,000.
(3) Includes term-life insurance premiums paid by the Company on behalf of these named executive officers, wellness benefits and taxable travel reimbursement. Also includes the Company's matching payments in stock under its 401(m) plan. The value of the stock awarded under this plan to each of Drs. Goeddel, Perlman, Timmermans and Rosen and Messrs. McLaughlin and Rieflin in 1999 was $750.
(4) Mr. McLaughlin resigned as President of the Company as of September 30,
    1999.

                       Stock Option Grants and Exercises

   The Company grants options to its executive officers under the Plans. As of December 31, 1999, options to purchase 4,288,977 shares were outstanding under the Plans and options to purchase 2,228,228 shares remained available for grant. The following tables show for the fiscal year ended December 31, 1999 certain information regarding options granted to, exercised by and held at year end by, the Company's Chief Executive Officer and each of its four other most highly compensated executive officers at December 31, 1999:

                          Option Grants in Fiscal 1999

                                                                          Potential Realizable
                                                                            Value at Assumed
                                                                             Annual Rates of
                                                                               Stock Price
                                                                            Appreciation for
                          Individual Grants                                  Option Term (3)
                          -----------------                               --------------------
                   Number of
                   Securities
                   Underlying
                    Options    % of Total Options  Exercise Or
                    Granted   Granted to Employees Base Price  Expiration
                     (#)(1)    in Fiscal Year (2)  (per share)    Date        5%        10%
Name               ---------- -------------------- ----------- ---------- ---------- ----------
Dr. Goeddel         150,000           9.41%          $ 3.00      3/11/09  $  282,000 $  717,185
Dr. Perlman          30,000           1.88%          $ 3.00      6/17/09  $   56,610 $  143,437
                     20,000           1.26%          $ 3.00      11/5/09  $   37,740 $   95,625
Dr. Timmermans       40,000           2.51%          $ 3.00      3/11/09  $   75,480 $  191,249
                     10,000           0.63%          $ 3.00      6/17/09  $   18,870 $   47,812
Dr. Rosen            50,000           3.14%          $ 3.00      3/11/09  $   94,350 $  239,062
                     25,000           1.57%          $18.50     12/15/09    $290,875   $737,106
Mr. Rieflin          50,000           3.14%          $ 3.00      6/17/09  $   94,350 $  239,062
Mr. McLaughlin(4)   100,000           6.28%          $ 3.00     12/31/99  $    8,100 $   15,900

--------
(1) Options generally vest over a four year period, 25% after one year and 2.083% per month thereafter. The options will fully vest upon a change of control, as defined in the Company's option plans, unless the acquiring company assumes the options or substitutes similar options. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, each option either will continue in effect, if the Company is the surviving entity, or will be assumed or an equivalent option will be substituted by the successor corporation, if the Company is not the surviving entity.
(2) Based on options to purchase 1,593,250 shares granted in 1999.
(3) The potential realizable value is based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all Stockholders. For example, a Stockholder who purchased one share of stock on December 10, 1999 at $14.00, held the stock for ten years and sold it on December 9, 2009 while the stock appreciated at 5% and 10% per year would have profits of $8.80 and $22.31, respectively on his $14.00 investment.
(4) In connection with Mr. McLaughlin's resignation, the expiration date for 12,500 of these options was December 31, 1999. The potential realizable value calculations are based upon this expiration date. 87,500 of these options were not vested as of September 30, 1999 and may not be exercised.

                 Aggregated Option Exercises in Fiscal 1999 and
                     Value of Options at End of Fiscal 1999

   Option grants under the Plans are discretionary. The exercise price of options granted under the Plans is equal to the fair market value of the Common Stock subject to the option at the close of the market on the date of the option grant. Options granted to employees under the Plans typically vest on a monthly basis over a four year period, except that options granted to new employees typically vest one-quarter after one year's service to the Company and then monthly thereafter. Options granted under the Plans may not be exercised after the expiration of ten years from the date it was granted. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, each option either will continue in effect, if the Company is the surviving entity, or will be assumed or an equivalent option will be substituted by the successor corporation, if the Company is not the surviving entity.

   The following tables show for the fiscal year ended December 31, 1999, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                                                   Number of          Value of
                                                  Securities         Unexercised
                                                  Underlying        In-the-Money
                                                  Unexercised          Options
                                                  Options at       at December 31,
                                               December 31, 1999      1999 ($)
                Shares Acquired   Value             Vested/         Exercisable/
Name              on Exercise   Realized($)(1)    Unvested(2)    Unexercisable(2)(3)
----            --------------- ----------     ----------------- -------------------
Dr. Goeddel         933,334     1,287,500        16,667/49,999      $1,958,314/$0
Dr. Perlman         151,667       318,750        43,750/89,583      $3,916,657/$0
Dr. Timmermans        --            --           49,306/84,027      $3,916,657/$0
Dr. Rosen           157,334       223,750        40,104/94,562      $3,568,314/$0
Mr. Rieflin          50,001         0            37,500/62,499      $2,937,471/$0
Mr. McLaughlin      262,501         0            0/0                0/0

--------
(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price without taking into account any taxes that may be payable in connection with the transaction.

(2) Reflects shares vested and unvested at December 31, 1999. Options granted under the Plans are immediately exercisable, but are subject to the Company's right to repurchase unvested shares on termination of employment.

(3) Fair market value of the Company's Common Stock at December 31, 1999 ($32.375) minus the exercise price of the options.

   Employment Agreements, Termination of Employment Agreements and Change of
                               Control Agreements

   Each executive officer has entered into a standard form confidential information and invention assignment agreement that provides that the employee will not disclose any confidential information of the Company received during the course of employment and that, with some exceptions, the employee will assign to the Company any and all inventions conceived or developed during the course of employment.

   In October 1999, the Company entered into an agreement with John P. McLaughlin, its former President. Under the terms of the agreement, Mr. McLaughlin will receive his salary and health benefits through December 31, 1999 and may receive his salary and health benefits through June 30, 2000 if he does not secure alternate employment prior to that date. In addition, the vesting of options to purchase 37,500 shares of Common Stock was accelerated. The Company provided Mr. McLaughlin with a one-year loan in the principal amount of $787,503 at an annual interest rate of 5.54%, in exchange for a promissory note secured by a pledge of 262,501 shares of Common Stock.

  Report of the Compensation Committee of the Board on Executive Compensation

   The Compensation Committee of the Company is currently comprised of three non-employee directors, Messrs. Heidrich and McCracken and Dr. Marks. The Compensation Committee:

   .approves the Company's rewards strategy and programs;

 .     makes recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company;

 .     establishes and approves salaries and incentive compensation for certain senior officers and employees; and

 .     administers and grants stock options pursuant to the Company's stock option plans.

   The Company's executive compensation program is designed to provide incentives to the Company's executive officers and, thereby, to promote achievement of the Company's business goals and Stockholder returns. Executive compensation consists of a combination of base salary, stock incentives and employee benefits. The Compensation Committee considers stock incentives to be a critical component of an executive's compensation package in order to help align executive interests with Stockholder interests.

Compensation Philosophy

   The objectives of the executive compensation program are to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and motivate executive officers who are expected to contribute to the long-term success of the Company. The Company's executive compensation philosophy is based on the principles of competitive and fair compensation and sustained performance.

   Competitive And Fair Compensation

   The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Compensation Committee compares the Company's compensation practices with those of other companies in the industry and sets the Company's compensation guidelines based on this review. The Compensation Committee believes compensation for the Company's executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities who are with companies that are in the same or similar business and of comparable size and success as the Company. The Compensation Committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the Company.

   Sustained Performance

   Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic, scientific and business goals are met, including such factors as timely achievement of clinical and preclinical results, identification of validated drug discovery targets, effective development of new assays for high throughput screening, identification of lead compounds, formation of new business alliances and meeting stated financial objectives. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

   In evaluating each executive officer's performance, the Compensation Committee generally conforms to the following process:

 .     Company and individual goals and objectives generally are set at the beginning of the performance cycle.

 .     At the end of the performance cycle, the accomplishment of the executive's goals and objectives and his or her contributions to the Company are evaluated.

 .     The executive's performance is then compared with peers within the
      Company and the results are communicated to the executive.

 .     The comparative results, combined with comparative compensation practices of other companies in the industry, are then used to determine salary and stock compensation levels.

   Annual compensation for the Company's executives generally consists of two elements--salary and stock options.

   The salary for executives is generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Increases in annual salaries are based on actual corporate and individual performance against targeted performance and various subjective performance criteria. Targeted performance criteria vary for each executive based on his or her area of responsibility. Subjective performance criteria include an executive's ability to motivate others, develop the skills necessary to mature with the Company and recognize and pursue new business opportunities to enhance the Company's growth and success. The Compensation Committee does not use a specific formula based on these targeted performance and subjective criteria, but instead makes an evaluation of each executive officer's contributions in light of all such criteria.

   Compensation at the executive officer level also includes the long-term incentives afforded by stock options. The Company's stock option program is designed to promote the identity of long-term interests between the Company's employees and its Stockholders and assist in the retention of executives. The Compensation Committee of the Board believes that the award of stock options by the Company will, among other things, create incentives for executive officers of the Company to contribute to the success of the entire organization through the ownership of equity.

   The size of option grants is generally intended to reflect the executive's position with the Company and his or her contributions to the Company, including his or her success in achieving the individual performance criteria described above. The Company's option program generally uses a four-year vesting period to encourage key employees to continue in the employ of the Company. All stock options granted to executive officers in 1999 under the Company's stock option plans were granted at fair market value on the date of grant. During 1999, the current executive officers received options to purchase an aggregate of 405,000 shares of Common Stock of the Company, at a weighted average exercise price of $3.96 per share.

   All executive officers of the Company other than Dr. Goeddel are eligible to participate in the Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is available to all other employees of the Company and generally permits participants to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

   Compliance With Internal Revenue Code Section 162(M).

   Section 162(m) of the Internal Revenue Code, of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company generally intends to structure the stock options granted to its executive officers in a manner that complies with the statute to mitigate any disallowance of deductions under Section 162(m). However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be in excess of the limit when the Compensation Committee believes such payment is appropriate, after taking into consideration changing business conditions or the officer's performance, and is in the best interests of the Stockholders.

Dr. Goeddel's 1999 Compensation

   Dr. Goeddel is eligible to participate in the same executive compensation plans available to the other executive officers of the Company, except that Dr. Goeddel is currently unable to participate in the Purchase Plan. The Compensation Committee believes that Dr. Goeddel's annual compensation, including the portion of his compensation based upon the Company's merit-based stock option program, has been set at a level competitive with other companies in the industry.

   Dr. Goeddel's salary for 1999 increased to $350,000 from $325,000 in 1998. In March, 1999, Dr. Goeddel was granted a stock option to purchase 150,000 shares of the Company's Common Stock at an exercise price of $3.00 per share (the fair market value of a share of the Company's Common Stock on the date of grant as determined by the Board) for services performed during the prior year.

   In determining Dr. Goeddel's 1999 compensation, including whether to grant stock options of the Company to Dr. Goeddel, the Compensation Committee considered Dr. Goeddel's overall compensation package as compared with other chief executives in the Company's industry and past option grants as well as the effectiveness of Dr. Goeddel's leadership of the Company and the resulting success of the Company in the attainment of its goals.

Compensation Committee

A. Grant Heidrich, III
Edward R. McCracken
Paul A. Marks, M.D.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board consists of three non-employee directors: Mr. Heidrich (Chairman), Mr. McCracken and Dr. Marks. There are no Compensation Committee interlocks.

Performance Measurement Comparison(1)

   The graph below compares total stockholder returns of the Common Stock with the cumulative total stockholder return of the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index. The Nasdaq Composite Index tracks the aggregate price performance of equity securities of companies traded on the Nasdaq. The Nasdaq Pharmaceutical Index tracks approximately 25 domestic stocks in the biotechnology sector. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year: The graph commences as of December 10, 1999, the date the Common Stock of the Company first started trading on the Nasdaq National Market.

   The graph below shows the cumulative total stockholder return assuming the investment of $100 and the reinvestment of dividends, although dividends have not been declared on the Common Stock, and is based on the returns of the component companies weighted according to their market capitalizations as of the end of each period for which returns are indicated.

   The stockholder return shown on the graph below is not necessarily indicative of future performance and the Company will not make or endorse any predictions as to future stockholder returns.

                            [PERFORMANCE GRAPH HERE]




             TLRK             NASDAQ Total Return           NASDAQ Pharma
--------------------------------------------------------------------------
     12/10/99     20.13      $100      3620.23        100    360.55   $100
--------------------------------------------------------------------------
     12/13/99     20.69      $103      3658.15        101    350.94   $ 97
--------------------------------------------------------------------------
     12/14/99     19.50      $ 97      3571.66         99    351.34   $ 97
--------------------------------------------------------------------------
     12/15/99     18.69      $ 93      3621.95        100    358.75   $100
--------------------------------------------------------------------------
     12/16/99     19.88      $ 99      3715.06        103    352.35   $ 98
--------------------------------------------------------------------------
     12/17/99     35.63      $177      3753.06        104    347.32   $ 96
--------------------------------------------------------------------------
     12/20/99     31.50      $157      3783.87        105    342.70   $ 95
--------------------------------------------------------------------------
     12/21/99     30.75      $153      3911.15        108    339.49   $ 94
--------------------------------------------------------------------------
     12/22/99     31.88      $158      3937.30        109    346.73   $ 96
--------------------------------------------------------------------------
     12/23/99     34.00      $169      3969.44        110    355.96   $ 99
--------------------------------------------------------------------------
     12/27/99     32.50      $161      3975.38        110    358.99   $100
--------------------------------------------------------------------------
     12/28/99     33.25      $165      3972.11        110    355.36   $ 99
--------------------------------------------------------------------------
     12/29/99     32.31      $161      4041.46        112    352.35   $ 98
--------------------------------------------------------------------------
     12/30/99     32.75      $163      4036.87        112    353.50   $ 98
--------------------------------------------------------------------------
     12/31/99     32.38      $161      4069.31        112    350.58   $ 97
--------------------------------------------------------------------------



(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                           Related Party Transactions

   At December 31, 1999, the Company had loans outstanding in the principal amount of $94,312 to Mr. Rieflin and $200,000 to Dr. Rosen, both of whom are executive officers of the Company. Each of such loans was entered into for the purpose of providing housing assistance to such officers. Mr. Rieflin's loan was entered into in November 1997 and Dr. Rosen's loan was entered into in January 1994. Each such loan is evidenced by a full recourse promissory note secured by shares of the Company's Common Stock. The Company has forgiven $47,066 of the principal of Mr. Rieflin's loan and will forgive an additional $23,533 in November 2000 and 2001 if Mr. Rieflin continues as an employee of the Company through those dates. The Company has forgiven $126,044 of the principal of Dr. Rosen's loan and will forgive an additional $26,044 in January 2000-2004 if Dr. Rosen continues as an employee of the Company through those dates. Neither Mr. Rieflin nor Dr. Rosen has repaid any principal amounts due on their loans, which are due on November 14, 2001 and January 5, 2004, respectively. The annual interest rate on Mr. Rieflin's loan is 6.1% and on Dr. Rosen's loan is 5.0%. Since the commencement of fiscal 1999, the largest aggregate indebtedness of Mr. Rieflin and Dr. Rosen under such loans was $80,716 and $150,149, respectively, including principal and accrued interest.

   The Company believes that all of the transactions discussed above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal Stockholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

   Each executive officer and director has entered into an indemnification agreement with the Company. These agreements, among other things, require the Company to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action by or in the right of the Company, arising out of the person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the Company's request.

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

                                 Other Matters

   The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                    By Order of the Board of Directors

                                    William J. Rieflin
                                    Secretary

March 20, 2000

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1999 is available without charge upon written request to: Secretary, Tularik Inc., Two Corporate Drive, South San Francisco, CA 94080.

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